409 Silverside Road Suite 105 Wilmington, DE 19809 o +1 302.385.5000 f +1 302.385.5194 thebancorp.com

December 8, 2015

John C. Chrystal 259 Branding Lane
PO Box 5180
Snowmass Village, CO 81615

Dear John,

We at The Bancorp are pleased to extend to you an offer of employment for you to join our organization as Interim CEO of The Bancorp Inc. and Interim President of The Bancorp Bank.

This position would be based at our corporate headquarters, located at 409 Silverside Road, Suite 105, Wilmington, DE 19809. This position consists of a forty hour work week and may require some flexibility to accommodate any additional time necessary to complete pending projects, as well as occasional overnight travel time to our service offices.

As discussed, your start date is December 14, 2015. The offer we extend is:
•	Annual Salary of $600,000.00
•	Eligibility for equity interests (as Board's Compensation Committee determines)
•	The Bancorp will pay for temporary housing during your employment.

In addition to the above, please be aware that we offer an excellent Benefits Package to our employees. These benefits would include:

•	Healthcare coverage, provided through Highmark Delaware Blue Cross Blue Shield (three plan options: EPO and two High Deductible Health Plans)
•	Access to a Health Savings Account (if enrolled in our HDHP's through Health Equity)
•	Access to Flexible Spending Account(s)
•	Dental Insurance coverage
•	Life Insurance coverage (free to employee at 2x annual salary w/ a max. benefit of $200,000.00) and access to additional Life Insurance coverage for spouse and dependents
•	Short-term and Long-term disability coverage
•	An exceptional 401K Plan

Eligibility for these benefits begins the first of the month following date of employment. Your date of eligibility, based upon your start date of December 14, 2015 will be January 1, 2016. 401k eligibility is January 22, 2016

As a full time employee you are also eligible to participate in our Flexible Spending Account effective January 8, 2016 as well as some additional voluntary benefits. We also encourage all employees to participate in our Wellness program with Wellworks. Participation may make you eligible for discounts on your healthcare contributions in 2017.

The Bancorp's Paid Time-off (PTO) policy at the Executive level is twenty-three (23) days per year, which is accrued at 1.9 days per month. Please note that PTO time includes sick time, personal time and vacation time. In 2015 you will be eligible for TBD PTO days. In 2016 you will be eligible for the full twenty-three (23) days as accrued and concurrent with our policies.

This offer is contingent upon our checking your credit and criminal background history, as standard procedure. In the event we do not receive a favorable credit and criminal background check, this offer of employment will be void. This offer is also contingent upon all required supervisory approvals or non-objection. If such approvals or non-objection are not received, this offer of employment will be void.

Employment with The Bancorp is voluntary, and at will, you may terminate your employment at any time without cause or advance notice. Likewise, The Bancorp may terminate your employment at any time with or without cause or advance notice.

The Bancorp extends this offer with the understanding that you have not signed any agreement with any prior or existing employer which includes restrictions on your ability to compete; to contact customers, clients or employees; or to use and or/disclose business, client or customer information. If there are such agreements, please provide The Bancorp with a copy of the agreement so we can consider whether and to what extent the agreement may preclude and/or restrict your employment with our organization.

We hope you will find working at The Bancorp to be a rewarding experience. The Executive Team as well as the company-at-large, look forward to the talent and expertise you are able to contribute to our organization and The Bancorp brand.

If you have any questions or concerns, please feel free to contact me via e-mail at  bmccabe@thebancorp.com or phone 302.385.5349.

Regards,

Bernie McCabe
Senior Vice President
Human Resources

I agree to and accept the foregoing terms of employment offer

John Chrystal
/s/ John Chrystal
December 15, 2015

Employee Acceptance Signature

(Please sign one copy and return to HR in the enclosed envelope)